Exhibit 10. 30

March 14, 2017

Dear Don D’Ambrosio,

On behalf of MYnd Analytics, Inc. (the “Company”), I am delighted to offer you a position with the Company based upon the following terms:

1.       Position. Upon acceptance of this offer, you will become Chief Financial Officer of the Company, reporting to the Chief Executive Officer and the Board of Directors. You will also serve as Secretary until the company has in house counsel. You will be expected to devote at least forty (40) hours per week to the performance of your duties (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Company’s general employment policies) and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties.

2.       Effective Date. The effective date of employment shall be March 31, 2017

3.       AT-WILL EMPLOYMENT. YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITUTES “AT-WILL” EMPLOYMENT. AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON. SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR “CAUSE” OR FOR NO CAUSE. “Cause” shall mean your: (a) indictment or conviction of any felony or of any crime involving dishonesty or moral turpitude; (b) participation in any fraud against Company; (c) persistent failure to substantially perform your material job duties; provided, however, that the chief executive officer or the board of directors shall provide you written notice of such failure and you shall have fifteen (15) days to cure; and (d) intentional damage to any SIGNIFICANT property of THE Company. IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, OR EMPLOYMENT COMPENSATION OTHER THAN AS SET FORTH HEREIN. Beginning March 31, 2017, If THE Company terminates your employment without Cause or you “Involuntarily Terminate” your employment with the Company, you shall receive, as severance, and upon your signing a Release of Claims satisfactory to the company your salary and benefits for a period equal to ONE (1) month, WITH AN ADDITIONAL MONTH OF SALARY FOR EACH COMPLETED YEAR OF SERVICE UP TO A LIMIT OF six (6) months OF SEVERANCE. such severance is payable in one lump sum upon termination. You shall be considered to Involutarily Terminate your employment with the Company if the Company (a) commits a breach of this Offer Letter which remains uncured fifteen (15) days after you provide written notice to the Company of such breach, OR (b) changes, without your consent OR PURSUANT to a corporate transaction (as defined in Section 6 below), your title or responsibilities so that you are no longer CHIEF FINANCIAL OFFICER of the company. If your employment is terminated by THE Company with Cause or you voluntarily terminate your employment, you shall not be entitled to severance.

4.       Compensation. The Company will pay you a salary of $215,020 per annum, payable in amounts of $ 8,959.17 twice-monthly, less applicable withholdings. Your salary will begin as of the effective date of employment. You will receive a signing bonus, payable on your first day of employment, equal to $8,959.17. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Your salary and performance shall be reviewed at least annually by the Chief Executive Officer or the Company’s board of directors. You may receive increases in annual salary from time to time as determined by the Chief Executive Officer and the Compensation Committee of the Board.

5.       Vacation and Benefits. Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.67 days of paid time off (“PTO”) for each full month you are employed by the Company. Vacation days shall be deducted from your accrued PTO. You shall be entitled to health and dental insurance coverage for you and your dependents, effective immediately upon your commencement of employment, with premiums and other policy limits as is available to other employees of the Company in accordance with Company policies. However, you will be responsible, at your sole cost and expense, for any deductible, co-payment or other expenses not covered by this plan. You may also elect to decline coverage and must do so in writing. Please note that the terms, conditions and costs of our Health Benefit Plan are subject to change. You will also be entitled to standard fringe benefits in accordance with the Company’s practices covering employees, as such benefits may be in effect from time to time.

6.       Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require. Executive will be subject to the same business expense policy applicable to other Company employees generally, if any.

7.       Stock Option. On the commencement of your employment, Company shall grant to you an option (the “Option”) to purchase 18,000 shares of the Company’s Common Stock, with an exercise price based on the closing price on the effective date of your employment, pursuant to the Company’s 2012 Incentive Stock Plan (the “Plan”) adopted by the board of directors and stockholders of the Company. 15,000 of the Option shares will vest in equal monthly installments over 36 months from grant date and 3,000 of the Option shares will vest when the company gets up-listed to either the Nasdaq Market or the NYSE MKT, or such successor trading exchanges. Your vesting schedule for the Option shares shall accelerate if Company is involved in a “Corporate Transaction” as follows: the number of unvested options at the closing date of the Corporate Transaction times the ratio of the time elapsed between the Grant Date and the date of Corporate Transaction over the vesting period (36 months). A Corporate Transaction shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power than those shareholders of the other party to the merger or consolidation); (c) a reverse merger in which the company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power than those shareholders of the other party to the merger); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

8.       Employee Confidentiality, Non-compete and Inventions Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Confidentiality, Non-compete and Inventions Assignment Agreement.

9.       Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

10.       Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will get board approval for any consulting, voluntary, board or other business activities outside of the Company and will disclose any activities that you are currently associated with or participate in. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) representing stock options granted to you, if any, under the Plan and the Company’s Employee Confidentiality, Non-Compete and Inventions Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

11.      Conditions. This offer is conditional upon our obtaining the following:

●	Satisfactory Criminal Records Search

●	Satisfactory Credit Check

●	Completion of Employment Application Form

●	Satisfactory verification of prior employment and/or references

●	You providing us with copies of your identification (passport, driver’s license, social security card and any other identification we may require)

12.       Entire Agreement. This offer letter, the Employee Confidentiality, Non-Compete and Inventions Assignment Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

13.       Amendment. This offer letter can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this offer letter must be in writing.

14.       Governing Law. This offer letter will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

Sincerely,

MYnd Analytics, Inc.

	By:	/s/ George C. Carpenter IV

George C. Carpenter IV
CEO

AGREED AND ACCEPTED:

/s/ Donald E. D’Ambrosio
Donald E. D’Ambrosio